                                                                    EXHIBIT 4.24

                 SUNTRUST LEASING CORPORATION COMMITMENT LETTER

                                 USA TRUCK, INC.




November 3, 2000



Mr. Jerry Orler
Chief Financial Officer
USA Truck, Inc.
3108 Industrial Park Road
Van Buren, Arkansas 72956

Dear Jerry:

         We are pleased to provide the following lease proposal covering financing for your truck acquisitions for the 2001 calendar year for your review and consideration. The attached Proposal Exhibit outlines the details of our financing. Per your request, the terms and conditions of this proposal are identical to our original lease proposal dated January 4, 2000. You will note below that the monthly lease factors have been adjusted to reflect the prevailing market conditions as of October 27, 2000.

         Thank you for the opportunity to be of service on this transaction. Should you have any questions or require additional information, please do not hesitate to contact me at your convenience.

                                            Sincerely,

                                            /s/ Mark D. King


                                            SunTrust Leasing Corporation
                                            Mark D. King
                                            Vice President




Agreed to and accepted on this 7th day of November, 2000

USA Truck, Inc.
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Lessee

By: /s/ Jerry D. Orler         C.F.O
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                  Name/Title

        Jerry D. Orler
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                  Print Name Above